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                            EXHIBIT (23)(f)
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                   Consent of Independent Auditors
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     We hereby consent to the incorporation by reference in this
Registration Statement on Form S-4 of Boatmen's Bancshares, Inc. of our report dated January 22, 1993, relating to the consolidated and parent only statements of income, retained earnings and cash flows of The Union of Arkansas Corporation and Subsidiaries for the period ended December 3, 1992 (not presented separately herein) which report appears in the Current Report (Form 8-K) of Boatmen's Bancshares, Inc. dated April 28, 1995 and to all references to our Firm included in this registration statement.



                                          /s/ Frost & Company
                                          Frost & Company
                                          Certified Public Accountants



Little Rock, Arkansas
April 27, 1995